Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 15, 2014, with respect to the statement of net assets available for benefits as of December 31, 2012 included in the Annual Report of Versar Employee 401(k) Plan on Form 11-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statement of Versar, Inc. on Form S-8 (file No. 333-187454).

/s/ GRANT THORNTON LLP

McLean, Virginia

July 15, 2014